Exhibit 99.1

Contact:

Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2011 Second Quarter Results

Earnings up 24% on Higher Sales and Lower Debt Levels

ALPHARETTA, GEORGIA — August 8, 2011 — Neenah Paper, Inc. (NYSE:NP) today reported income from continuing operations in the second quarter of 2011 of $7.8 million, or $0.49 per diluted common share. Earnings increased 24 percent compared with the second quarter of 2010 when the Company reported income of $6.3 million, or $0.41 per diluted common share.

Consolidated net sales of $183 million in the second quarter of 2011 increased eight percent from the prior year period while operating income of $15.7 million grew 15 percent.

“Operating income grew strongly in both our Technical Products and Fine Paper businesses, as our teams successfully offset more than $6 million of higher input costs in the quarter,” said John O’Donnell, Chief Executive Officer. He continued, “Top line growth reflected a significant increase in Technical Products as well as success in delivering against key growth initiatives in premium filtration products, direct sales of envelopes and specialized new labels.”

Quarterly Segment and Other Financial Results

Technical Products net sales of $114.4 million in the second quarter of 2011 increased 15 percent compared to $99.7 million in the second quarter of 2010. Approximately half of the increase was due to higher volumes, improved selling prices and a more favorable mix, with the remainder resulting from currency translation due to a stronger Euro in the second quarter of 2011. Sales growth occurred across all product categories, with the largest gains in filtration, tape and non woven wall covering.

Operating income for Technical Products of $9.8 million in the second quarter of 2011 similarly increased 15 percent from $8.5 million in the second quarter of 2010. Higher operating income in 2011 resulted from volume growth, improved selling prices, a more profitable mix and cost efficiencies that together offset almost $5 million of higher input costs due primarily to increased prices of latex, pulp and energy.

Fine Paper net sales of $68.5 million in the second quarter of 2011 were down slightly from $68.9 million in the second quarter of 2010. Benefits from higher selling prices and an improved mix were offset by a five percent decrease in volume. Lower shipments in 2011 reflected weak overall market demand partly offset by increased packaging, digital and   international sales. The favorable mix resulted from an increased proportion of higher value premium branded grades and direct sales of envelopes.

Operating income for Fine Paper of $10.0 million in the second quarter of 2011 increased nine percent compared to $9.2 million in the second quarter of 2010. The higher income in 2011 resulted from increased selling prices, a more profitable mix of products sold, and lower administrative expense that together offset the impact of lower volumes and almost $2 million of higher input costs.

Consolidated selling, general and administrative (SG&A) expense was $18.0 million in the second quarter of 2011 compared to $18.7 million in the prior year. The lower expense in 2011 was partly due to a write-off taken in the second quarter of 2010 following the bankruptcy of a Fine Paper customer. Unallocated corporate expense of $4.1 million in the second quarter of 2011 compared to $4.0 million in the second quarter of 2010.

Net interest expense was $3.7 million in the second quarter of 2011, down 26 percent compared to $5.0 million in the second quarter of 2010. Debt was reduced by approximately $40 million in March 2011 as a result of an early redemption of $65 million of the Company’s Senior Notes. The lower interest expense in 2011 reflected the reduced debt and a lower average interest rate following the early redemption.

The effective income tax rate for the second quarter of 2011 was 35 percent compared to a rate of 28 percent in the second quarter of 2010. The higher rate in 2011 included a one-time charge of $300,000 following a change in Michigan state tax laws which eliminated the use of net operating losses. The effective rate also reflected changes in the mix of pre-tax income between segments.

Cash flow provided from operations in the second quarter of 2011 was $13.1 million compared to $14.4 million in the second quarter of 2010. Capital spending of $4.7 million in the second quarter of 2011 compared to $2.4 million spent in the second quarter of 2010.

Debt as of June 30, 2011 of $206.2 million decreased $38.7 million compared to $244.9 million of debt at December 31, 2010. Debt also decreased approximately $9 million from March 31, 2011 as a result of cash flow generated during the second quarter 2011 that was used to reduce debt.

Year to Date

Year to date net sales of $355.6 million in 2011 increased six percent from sales of $335.9 million in 2010. Sales in Technical Products grew 11 percent as a result of higher volumes, increased selling prices, a higher value mix and currency gains. Sales in Fine Paper were down two percent as a result of lower volumes that were not completely offset by increased selling prices and a higher value mix.

Operating income of $30.5 million in 2011 increased from $30.1 million in 2010. Income for both Technical Products and Fine Paper increased in 2011 as a result of higher selling prices, an improved mix and cost efficiencies. Higher segment operating income was partly offset by increased unallocated corporate costs, in part due to $2.4 million in the first quarter of 2011 for expenses related to the early redemption of Senior Notes.

Cash flow from operations of $14.5 million in 2011 compared to $28.7 million in the prior year. Lower cash flow in 2011 resulted from increased working capital requirements associated with the higher sales levels and higher value mix of products sold. Capital spending was $12.9 million compared to $4.7 million in the prior year period. Spending in 2010 was weighted more in the second half of the year, while 2011 spending levels are expected to occur more evenly.

With the timberlands sale in March 2010, the Company essentially exited its discontinued operations, with only minor liabilities related to former Terrace Bay employees remaining. In 2011, discontinued operations generated a loss of $0.1 million for an adjustment to Canadian tax obligations. In 2010, income from discontinued operations was $134.6 million and included gains from the sale of the timberlands and associated reclassification of foreign currency translation gains recognized as a result of the Company’s substantially complete liquidation of its Canadian investments.

Conference Call

Neenah Paper will hold a webcast to discuss second quarter earnings and other matters of interest at 11 a.m. Eastern time on Tuesday, August 9. Stockholders and other interested parties are invited either to listen live to the webcast or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for international callers. All participants should use conference ID 83518142.

A replay of the call will be available through the Company’s web site until September 30, 2011 and also may be accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 internationally, using conference ID 83518142.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium and performance-based products used in a variety of applications. Its technical products business manufactures a variety of base substrates and applies saturating, coating and other surface treatments to make filtration media, backing and release papers, and other specialty materials for industrial and consumer applications. Neenah also produces premium fine papers for high-end printing and writing needs. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the Company has manufacturing operations in the United States and Germany and sells its products in over 70 countries worldwide. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) changes in prices or availability pulp, energy, latex and other raw materials, (ii) changes in business, market, political and/or economic conditions in the U.S. or other countries in which Neenah Paper does business, (iii) changes in demand levels, market growth rates or pricing of Neenah Paper’s products, (iv) U.S. dollar/Euro and other currency exchange rates, (v) changes in laws, regulations or other governmental policies or new initiatives (including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations), (vi) technological changes and innovations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net Sales	$182.9	$168.6	$355.6	$335.9
Cost of products sold	149.4	136.4	288.9	271.4
Gross Profit	33.5	32.2	66.7	64.5
Selling, general and administrative expenses	18.0	18.7	35.0	35.0
Loss on retirement of bonds	—	—	2.4	—
Other income - net	(0.2)	(0.2)	(1.2)	(0.6)
Operating Income	15.7	13.7	30.5	30.1
Interest expense-net	3.7	5.0	8.2	10.7
Income From Continuing Operations Before Income Taxes	12.0	8.7	22.3	19.4
Provision for income taxes	4.2	2.4	7.5	5.8
Income From Continuing Operations	7.8	6.3	14.8	13.6
Income (Loss) From Discontinued Operations, net of income taxes	—	—	(0.1)	134.6
Net Income	$7.8	$6.3	$14.7	$148.2

Earnings Per Common Share:
Basic
Continuing Operations	$0.52	$0.43	$0.98	$0.92
Discontinued Operations	—	—	(0.01)	9.11
	$0.52	$0.43	$0.97	$10.03

Diluted
Continuing Operations	$0.49	$0.41	$0.94	$0.88
Discontinued Operations	—	—	(0.01)	8.73
	$0.49	$0.41	$0.93	$9.61

Weighted Average Common
Shares Outstanding (000s)
Basic	14,943	14,735	14,899	14,715

Diluted	15,651	15,527	15,597	15,367

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net Sales:
Technical Products	$114.4	$99.7	$219.8	$197.4
Fine Paper	68.5	68.9	135.8	138.5
Consolidated	$182.9	$168.6	$355.6	$335.9

Operating Income:
Technical Products	$9.8	$8.5	$20.3	$17.8
Fine Paper	10.0	9.2	20.5	18.7
Unallocated corporate costs	(4.1)	(4.0)	(10.3)	(6.4)
Consolidated	$15.7	$13.7	$30.5	$30.1

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$2.0	$48.3
Marketable securities	7.3	—
Accounts receivable - net	92.3	70.7
Inventories	79.6	69.4
Deferred income taxes	24.2	19.5
Prepaid and other current assets	13.5	14.1
Total current assets	218.9	222.0
Property, plant and equipment - net	271.8	261.9
Deferred income taxes	32.6	43.1
Goodwill and other intangibles - net	70.0	65.5
Other non-current assets	9.7	14.2
Total assets	$603.0	$606.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$20.7	$13.6
Accounts payable	36.5	30.4
Accrued expenses	55.0	48.1
Total current liabilities	112.2	92.1
Long-term debt	185.5	231.3
Deferred income taxes	19.4	19.4
Non-current employee benefits	93.4	102.7
Other noncurrent obligations	1.9	2.0
Total liabilities	412.4	447.5
Stockholders’ equity	190.6	159.2
Total liabilities and stockholders’ equity	$603.0	$606.7

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
Operating Activities
Net income	$14.7	$148.2
Depreciation and amortization	15.6	15.5
Stock-based compensation	2.2	2.5
Deferred income tax provision	4.3	31.8
Pre-tax gains on disposal of assets	—	(161.9)
Loss on retirement of bonds	2.4	—
Increase in working capital	(19.9)	(2.8)
Pension and other postretirement benefits	(3.5)	(4.1)
Other	(1.3)	(0.5)
Cash provided by operating activities	14.5	28.7
Investing Activities
Capital expenditures	(12.9)	(4.7)
Purchase of marketable securities	(3.7)	—
Net proceeds from sale of the Woodlands	—	78.0
Other	0.6	0.5
Cash provided by (used in) investing activities	(16.0)	73.8
Financing Activities
Short and long-term borrowings — net of debt issuance costs	35.5	4.7
Repayment of debt	(78.3)	(77.9)
Proceeds from exercise of stock options	1.1	0.3
Cash dividends paid	(3.3)	(2.9)
Other	0.1	(0.2)
Cash used in financing activities	(44.9)	(76.0)
Effect of exchange rates on cash and cash equivalents	0.1	—
Net increase (decrease) in cash and cash equivalents	$(46.3)	$26.5